Exhibit 99.3

Contact:
SALIX	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

REDHILL	Adi Frish	Lauren Glaser (U.S. Investor Relations)
	Senior VP Business	Vice President
	Development & Licensing	The Trout Group
	RedHill Biopharma	1-646-378-2972
	972-54-6543-112	lglaser@troutgroup.com
adi@redhillbio.com

Salix Pharmaceuticals and RedHill Biopharma Announce Worldwide

Exclusive License Agreement for RedHill’s RHB-106 Encapsulated

Bowel Preparation

Raleigh, NC,, February 27, 2014 Salix Pharmaceuticals Ltd. (NASDAQ: SLXP) and RedHill Biopharma Ltd. (NASDAQ: RDHL; TASE: RDHL) today announced that they have entered into an exclusive agreement by which Salix has licensed the worldwide exclusive rights to RedHill’s RHB-106 encapsulated formulation for bowel preparation and rights to other purgative developments.

Financial terms of the transaction include an upfront payment of $7 million and $5 million in subsequent milestone payments to RedHill. Salix also has agreed to pay RedHill tiered royalties on net sales, ranging from low single-digit up to low double-digits. Under the worldwide license agreement, the parties also agreed on potential strategic collaboration with regard to certain other Salix products in specific territories.

“Salix is pleased to enter this strategic collaboration with RedHill and to secure what we believe could be the first prescription encapsulated bowel prep product,” stated Carolyn Logan, President and Chief Executive Officer, Salix. “Many patients find the taste and palatability of current bowel prep products to be unacceptable. We believe the availability of a tasteless solid oral formulation bowel prep, if approved by the FDA, could potentially go a long way in helping to increase patient compliance and to ease patient burden associated with bowel cleansing prior to various medically important abdominal procedures.”

Dror Ben-Asher, RedHill Biopharma’s CEO, said: “The licensing transaction with Salix is an important milestone for RedHill and yet another validation of our business model. This is the first licensing deal derived from RedHill’s late clinical-stage pipeline, and we are confident that Salix, a leading company in the gastrointestinal field with a proven track record in drug development and commercialization, is the right partner. I would like to thank our shareholders for their continued support and RedHill’s team for their hard work and dedication towards the realization of this important transaction.”

About RHB-106

RHB-106 is an encapsulated formulation intended for the preparation and cleansing of the gastrointestinal tract prior to the performance of abdominal procedures, including diagnostic tests, such as colonoscopy, barium enema or virtual colonoscopy, as well as surgical interventions, such as laparotomy. The RHB-106 preparation is a tasteless solid oral dosage potentially allowing an unobstructed procedure with reduced side-effects and improved compliance. It avoids patient exposure to the often unacceptable taste of current products.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact Salix at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our filings with the SEC.

About RedHill

RedHill Biopharma Ltd. (NASDAQ: RDHL) (TASE: RDHL) is an emerging Israeli biopharmaceutical company focused primarily on the development and acquisition of late clinical-stage, proprietary formulations and combinations of existing drugs for the treatment of inflammatory and gastrointestinal diseases, including cancers and related conditions. The Company’s current pipeline of proprietary products includes: (i) RHB-104 - an oral combination therapy for the treatment of Crohn’s disease, with an ongoing Phase III study, (ii) RHB-105 - an oral combination therapy for Helicobacter pylori infection, with an ongoing phase III study; (iii) RHB-106 - an encapsulated formulation for bowel preparation licensed to Salix Pharmaceuticals Ltd. (iv) RHB-103 - an oral thin film formulation of rizatriptan for acute migraines with U.S. NDA under FDA review; (v) RHB-102 - a once-daily oral pill formulation of ondansetron for the prevention of chemotherapy and radiotherapy induced nausea and vomiting and (vi) RHB-101- a once-daily formulation of carvedilol. For more information please visit: www.redhillbio.com

Please Note: The materials provided herein that are not historical facts are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results. Factors that could cause actual events or results to differ materially from those described in this press release include, among others: the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions; and other factors.